SECOND AMENDED INVESTMENT ADVISORY AGREEMENT

FAM DIVIDEND FOCUS FUND

(formerly FAM Equity-Income Fund)

THIS SECOND AMENDED INVESTMENT ADVISORY AGREEMENT, made by and between Fenimore Asset Management Trust (the “Trust”), a Massachusetts business trust, and Fenimore Asset Management, Inc. (“FAM”), a New York corporation:

WITNESSETH:

WHEREAS, the Trust engages in the business of investing and reinvesting its assets and property in various stocks and securities, and

WHEREAS, FAM engages in the business of providing investment advisory services and is registered and licensed to engage in such business; and

WHEREAS, the Trust and FAM originally entered into an Investment Advisory Agreement dated as of April 1, 1996 (the “Initial Investment Advisory Agreement”); and

WHEREAS, the Trust and FAM amended the Initial Investment Advisory Agreement effective as of January 1, 2016 solely for purposes of amending the compensation payable to FAM by the Trust in accordance with Section 2 herein (the “Amended Investment Advisory Agreement”); and

WHEREAS, the Trust and FAM wish to further amend the Amended Investment Advisory Agreement effective as of June 30, 2019 solely for purposes of changing the name of the series of the Trust that is subject to this Second Amended Investment Advisory Agreement as set forth in Section 1 herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, each of the parties hereto intending to be legally bound, it is agreed as follows:

FIRST, the Trust hereby employs FAM for the period and on the terms as set forth in this Agreement, to render investment advisory services to its series fund known as “FAM DIVIDEND FOCUS FUND” (the “Fund”), subject to the supervision and direction of the Board of Trustees of the Trust. FAM hereby accepts such employment and agrees, during such period, to render the services and assume the obligations and be paid compensation, as set forth and agreed herein. FAM, its directors, officers, employees and agents shall, for all purposes herein, be deemed to be providing services as an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for, represent, or in any way be deemed an agent of the Trust.

SECOND, as compensation for services to be rendered by FAM under the provisions of this Agreement, the Fund shall pay to FAM an annual fee, calculated daily and payable monthly, based on the average daily net assets of the Fund, of 0.90%.

THIRD, it is expressly understood and agreed that the services to be rendered by FAM under the provisions of this Agreement are not to be deemed to be exclusive, and that FAM shall be free to render similar or different investment services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

FOURTH, it is understood and agreed that trustees, directors, officers, employees, agents, and shareholders of the Trust may be interested in FAM as trustees, directors, officers, employees, agents and/or as shareholders, and that trustees, directors, officers, employees, agents and shareholders of FAM may be interested in the Trust in the same way, and that FAM itself as an entity may be interested in one or more fund series of the Trust as a shareholder. Specifically, it is understood and agreed that trustees, directors, officers, employees, agents and shareholders of FAM may continue as trustees, directors, officers, employees, agents and shareholders of the Trust; that FAM, its trustees, directors, officers, employees, agents and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporations, associations, firms or individuals, and that FAM may render other services of any kind to any other investment company, corporation, association, firm, individual, or to any other fund series of the Trust or of any other registered investment company.

FIFTH, FAM or any of its affiliated businesses or companies shall be permitted hereunder to charge the Trust fees for services such as but not limited to: the cost of maintaining the Fund’s books, records and procedures; dealing with the Fund’s shareholders; the payment of Fund dividends; transfers of Fund shares; reports or notices mailed to Fund shareholders; expenses of Fund stockholders meetings; Fund custodian fees; and all Fund regulatory and registration fees; Fund taxes; Fund legal fees; Fund officer remuneration; Fund office expenses and postage; PROVIDED, that in no event shall remuneration or payments of any kind in respect to the operation and maintenance of Fund to FAM, its affiliated companies or businesses or its interested trustees, directors, employees, officers or agents in one calendar year, be in an amount in excess of 2% of the average daily market value of the assets of the Fund. Trustees, officers, directors, employees and agents of FAM who are, or may in the future be, trustees, directors, officers, employees, agents or advisory board members of the Fund shall receive no compensation from the Trust for acting in such capacities for the Fund or for any other series of the Trust. In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Trust and FAM may share common facilities and personnel common to each other and it is agreed hereunder that costs, as and when applicable and subject to the limitations herein provided, for shared facilities are to be shared fairly and equitably.

SIXTH, it is agreed hereunder that FAM shall give the Trust the benefit of its best judgment and efforts in rendering these services, and the Trust agrees as an inducement to undertake these services that FAM shall not be held liable hereunder for any mistake in judgment or any event whatsoever, provided that nothing herein shall be construed to remove legal remedies or to protect FAM against any liability to the Trust or to any Fund shareholders for F AM’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations hereunder.

SEVENTH, it is mutually agreed by the parties hereto that this Agreement shall have an initial term of two years from the date below written, and it shall then continue in force and effect until and so long as the Board of Trustees and shareholders of the Trust vote to keep it in force, it being understood and agreed that this Agreement or any other similar Agreement as amended, must be approved as required by law and by the provisions of the Investment Company Act of 1940. Such approval by the Board of Trustees shall be by a majority of those holding office as a trustee of the Fund at the time or in the event of a vote by shareholders, by a vote of those representing a majority of the voting shares of the Fund outstanding.

EIGHTH, it shall be agreed that this Agreement may be terminated at any time upon 30 days written notice, without payment of any penalty, by a unanimous vote of the Fund’s Board of Trustees or by a vote of a majority of the outstanding voting shares of the Fund. This contract will automatically terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940), which shall be deemed to include a transfer of control of FAM. Upon the termination of this Agreement, the obligations of the parties hereto shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination and except for the obligation of the Trust to pay to FAM the fee provided herein, prorated to the date of termination.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended Investment Advisory Agreement to be signed by their duly authorized trustees/officers this 30th day of June, 2019.

FENIMORE ASSET MANAGEMENT TRUST, on behalf of FAM Dividend Focus Fund (formerly FAM Equity-Income Fund)

By:	/s/ Michael Balboa
Name: Michael Balboa
Title: Secretary/Treasurer

FENIMORE ASSET MANAGEMENT, INC.

By:	/s/ Debra A. Pollard
Name: Debra A. Pollard
Title: President

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